Exhibit 10.14

LEASE AGREEMENT

BETWEEN

DOWNTOWN RIVER ASSOCIATES

and

CIRCLE BANK

Dated: July 7, 2004

TABLE OF CONTENTS

FUNDAMENTAL LEASE PROVISIONS	1
TERM	2
POSSESSION	2
RENT	3
USE	6
NOTICES	6
BROKERS	6
HOLDING OVER	6
CONDITIONS OF PREMISES	7
ALTERATIONS	7
REPAIRS	8
MAINTENANCE BY LANDLORD	8
ENTRY BY LANDLORD	8
INDEMNIFICATIONS	9
DAMAGE TO TENANT’S PROPERTY	9
INSURANCE SUBROGATION	9
DAMAGE OR DESTRUCTION	10
EMINENT DOMAIN	11
DEFAULTS AND REMEDIES	12
ASSIGNMENT AND SUBLETTING	14
QUIET ENJOYMENT	16
SUBORDINATION	16
ESTOPPEL CERTIFICATE	17
CHOICE OF LAW AND VENUE	17
SUCCESSORS AND ASSIGNS	17
SURRENDER OF LEASE	17
ATTORNEYS’ FEES	17
PERFORMANCE BY TENANT	17
DEFINITION OF LANDLORD	18
WAIVER	18
NON-DISCRIMINATION COVENANT	18
TERMS AND HEADINGS	18
EXAMINATION OF LEASE/NO PRESUMPTIONS AGAINST DRAFTER	18
TIME	18
ENTIRE AGREEMENT	18
SEVERABILITY	19
RECORDING	19
EXHIBITS	19
FORCE MAJEURE	19
SIGNS	19
AUTHORITY	19
HAZARDOUS MATERIALS	19

i

DISPUTE RESOLUTION	21
WAIVER OF RIGHT TO TRIAL BY JURY	21
INTEREST	21
MODIFICATIONS REQUIRED BY LENDER	22
OPTION TO EXTEND THE LEASE TERM	22
RECOURSE BY TENANT	23
OTHER CONDITIONS	24

ii

LEASE AGREEMENT

    This lease (“Lease”) is made as of the Effective Date of Lease set forth in the Subparagraph A of the Fundamental Lease Provisions Below (the “Effective Date of Lease”) by and between Downtown River Associates, L.P., a California Limited Partnership (hereinafter called “Landlord”), and the individuals and/or entities as set forth specifically in Subparagraph B of the Fundamental Lease Provisions below, (hereinafter called “Tenant”), and the Guarantor identified in Subparagraph D, if any, of the Fundamental Lease Provisions and is subject to the terms and conditions set forth below:

FUNDAMENTAL LEASE PROVISIONS

A.		Effective Date of Lease: July 7, 2004

B.		Tenant: Circle Bank, a California corporation (“Tenant”)

	Address:	1400A Grant Avenue
Novato, CA 94945

C.		Trade Name of Tenant (Paragraph 3B(i)): Circle Bank

D.		Guarantor(s) of Tenant: None

E.		Premises: Commercial space designated as Suite 100 located on the ground floor of 35 East

Washington Blvd., Petaluma, California.

Approximate gross rentable square feet: 2,809

Tenant’s proportionate share of Additional Rent (Paragraph 3E): 54.0%

Initial Estimated Monthly Additional Rent (Paragraph 3D(iv)): $983.15

F.		Term (Paragraph 1): 120 Months

G.		Anticipated Commencement Date (Paragraph 1): January 15, 2005

H.	Base Rent (Paragraph 3A):		Month 1 – Month. 36	$2.00/sf or $5,618.00 per month.
			Month 37 – Month 60	$2.10/sf or $5,898.90 per month
			Month 61 – Month 96	$2.25/sf or $6,320.25 per month
			Month 97 – Month 120	$2.40/sf or $6,741.60 per month

I.	Security Deposit (Paragraph 3C): Not Applicable

J.	Tenant Use: Banking Services including an ATM at the entrance to space and for no other purpose without prior written consent of Landlord, which consent shall not unreasonably withheld.

K.	Unreserved Parking (Paragraph 6): Two (2) unreserved spaces in garage area

L.	Hours of Operation (Paragraph 3B(i)):

	Monday through Thursday:	8:30_am – 5:30_pm
	Friday:	8:30 a.m. – 6:30 p.m.
	Saturday:	9:00am – 2:00_pm

	Sunday:	None

M.	Tenant’s Broker (Paragraph 7): BT Commercial Real Estate

N.	Option Term (Paragraph 48): One ten-year option at FMV

    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain location designated in Subparagraph E of the Fundamental Lease Provisions above on the ground floor of the building (the “Building”) commonly know as Downtown River Apartments located at 35 East Washington Street in Petaluma, California, as outlined on Exhibit “A” attached hereto and made a part hereof (hereinafter referred to as the “Premises”), and said Premises being agreed, for the purposes of this Lease, to have a gross rentable square footage (hereinafter “Rentable Square Footage”) as set forth in Subparagraph E of the Fundamental Lease Provisions above of that certain Building containing approximately Five thousand one hundred ninety-nine (5,199) gross rentable total square feet of ground floor commercial space. The Rentable Square Footage of the Premises shall include the square footage of the space listed above and a proportionate share of any and all maintenance room(s), if any, allocated over the entire Building, and Tenant’s prorated share of the electric and telephone rooms exclusive to the Building in which the Premises are located. Rentable Square Footage shall also include the square footage measured from the middle of common demising walls and the exterior of outside walls as measured from the exterior Building front, rear and side facades or Building soffit line where applicable.

    The parties hereto agree that said letting is upon and subject to the terms, covenants and conditions herein set forth and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.

    1.   TERM. The term of this Lease shall be for that consecutive month period identified in Subparagraph F of the Fundamental Lease Provisions above commencing on the date Landlord delivers possession of the Premises to Tenant as provided in Paragraph 2 (hereinafter referred to as the “Commencement Date”) and ending on the last day of the calendar month in which the end of the term occurs, unless the term of the Premises hereby demised shall be sooner terminated as hereinafter provided or whichever actual date Landlord turns over the Premises to Tenant. Landlord and Tenant anticipate that the commencement date will occur approximately on that date set forth in Subparagraph G of the Fundamental Lease Provisions above (the “Anticipated Commencement Date”).

    2.   POSSESSION

    A.          Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises to Tenant on the date above anticipated for the commencement of the term of this Lease, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in such event Tenant shall not be liable for any rent until such time as Landlord tenders delivery of possession of the Premises to Tenant with Landlord’s work therein if any, substantially completed. Should Landlord tender possession of the Premises to Tenant prior to the date specified for commencement of the term hereof, and Tenant elects to accept such prior tender, such prior occupancy shall be subject to all of the terms, covenants and conditions of this Lease, including the payment of Base Rent and Additional Rent. Notwithstanding the above, if Landlord does not deliver possession within six (6) months of the Anticipated Commencement Date Tenant can elect to terminate this lease by giving written notice to Landlord within five (5) days after said date, in which case the lease shall be terminated. Delays caused by acts of God, governmental actions, labor disputes and war, however, shall extend such period by the number of days of such delay.

    B.          Inasmuch as Tenant is taking the Premises “as is,” such state including all existing personal property and fixtures, Landlord shall not be required to perform any work or improvement and possession of the Premises shall be deemed tendered and the term of this Lease shall commence when Landlord delivers access to the Premises so that Tenant’s work can proceed without interference in accordance with plans and specifications for the Premises by Tenant to commence its interior finish work. All sums due under this lease and defined as Additional Rent in Paragraph 3(D) shall commence on the Rent Commencement Date.

    3.   RENT.

    A.          Base Rent. Tenant shall pay to Landlord as monthly Base Rent for the Premises, in advance and subject to adjustments as provided herein, the sum set forth in Subparagraph H of the Fundamental Lease Provisions beginning the earlier of May 1, 2005 or when Tenant opens for business (“Rent Commencement Date”), and every successive calendar month thereafter.

    B.          Operating Covenant: Tenant agrees to operate in accordance with the following provisions:

      i.    Tenant shall operate its business in the Premises in a commercially reasonable manner under that specific trade name, or any other name, identified in Subparagraph C of the Fundamental Lease Provisions. From and after the Rent Commencement Date, Tenant shall conduct the business described in Paragraph 4 hereof for such days and hours of operation consistent with the hours set forth in Subparagraph L of the Fundamental Lease Provisions above excepting such legal holidays which may be usual and customary in the course of the restaurant business.

    D.          Additional Rent. Beginning with the Rent Commencement Date of the term of this Lease as defined in Paragraph 3(A), Tenant shall pay to Landlord in addition to the Base Rent and as Additional Rent, the following:

      i.   Taxes. Tenant shall pay to Landlord all Real Property Taxes, allocated to the Premises as calculated by Landlord. Tenant’s share of Additional Rent is equal to the rentable square footage contained in the Premises divided by Rentable square footage of all commercial space in the Landlord’s Building. The Gross Rentable retail square footage of commercial space in the Landlord’s Building is five thousand one hundred ninety-nine (5,199) square feet. Tenant’s proportionate share of Additional Rent is that calculation set forth in Subparagraph E of the Fundamental Lease Provisions. Landlord reserves the right to change and redetermine Tenant’s proportionate share of these charges calculated on a rentable square footage or other equitable basis. The term “Real Property Taxes”, as used herein, shall mean (a) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership of the Building) now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of, all or any portion of the Building (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein, or Landlord’s business of owning and leasing the Building; any improvements located within the Building; the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located in the Building; public utilities, or energy within the Building; (b) all charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Building; and (c) all reasonable costs and fees (including attorneys’ fees) incurred by Landlord in contesting any Real Property Taxes and in negotiating with public authorities as to any Real Property Taxes. If at any time during the term of this Lease the taxation or assessment of the Building prevailing as of the commencement date of this Lease shall be altered so that in lieu of or in addition to any Real Property taxes described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (1) on the value, use or occupancy of the Building or Landlord’s interest therein or (2) on or measured by the gross receipts, income or rentals from the Building, on Landlord’s business of leasing the Building, or computed in any manner with respect to the operation of the Building, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is based in part upon property or rents unrelated to the Building then only that part of such Real Property Tax that is fairly allocable to the Premises shall be included within the meaning of the term “Real Property Taxes.” Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources.

      Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Building is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes based on such increased assessment, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall upon demand, repay to Landlord the taxes so levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment; provided that in any such event Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

      ii.   Property Insurance. Landlord shall purchase and keep in force, a policy or policies of liability, fire and property damage insurance including provision for the payment of deductibles and prepayment for coverage, up to one year, covering loss or damage to the Building and Premises in the amount of the full replacement value thereof, insuring direct physical loss or damage included within the “special form” classification of coverage and flood, if available, plus a policy of rental income insurance in the amount of one hundred percent (100%) of twelve (12) months Base and Additional Rent. Tenant shall pay to Landlord Tenant’s proportionate share of the cost of such a policy or policies of insurance. If such insurance cost is increased due to Tenant’s use of the Premises, Tenant agrees to pay to Landlord the full cost of such increase. Tenant shall have no interest in nor any right to the proceeds of any insurance procured by Landlord for the Premises.

      iii.           Utilities of the Building. As Additional Rent, Tenant shall pay its proportionate share of the cost of all utility charges such as water, gas, electricity, telephone, and other electronic communications service, sewer service, and any other utilities, materials or services furnished directly to the Building, including, without limitation, any temporary or permanent utility surcharge (including water use penalties imposed by any regulatory authority) or other exactions whether or not hereinafter imposed, excluding from Tenant’s proportionate share obligation, however, any and all such utility services delineated above which are separately metered and/or charged to Tenant directly by a utility provider and excluding waste pick up, which shall be the sole responsibility of Tenant.

Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of rent by reason of any interruption or failure of utility services to the Premises when such interruption or failure is caused by accident, breakage, repair, strikes, lockouts, or other labor disturbances or labor disputes of any nature, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Tenant shall be solely responsible for the payment of all electricity, telephone, telex, water, gas or other utility service used within the Premises and separately metered to Premises.

      iv.   Payment. Beginning on the Rent Commencement Date as defined in Paragraph 3(A), Tenant shall pay to Landlord monthly, in advance, Tenant’s proportionate share of an amount estimated by Landlord to be Landlord’s approximate average monthly expenditures for such Additional Rent items, which estimated amount shall be reconciled in the month of March for the previous calendar year as compared to Landlord’s actual expenditure for said Additional Rent items, with Tenant paying to Landlord, upon demand, any amount of actual expenses expended by Landlord in excess of said estimated amount, or Landlord crediting against subsequent monthly Base Rent or Additional Rent charges or refunding to Tenant at Landlord’s sole option (providing Tenant is not in default under this Lease) any amount of estimated payments made by Tenant in excess of Landlord’s actual expenditures for said Additional Rent items. The Initial Estimated Monthly Additional Rent is set forth in Subparagraph E of the Fundamental Lease Provisions above.

    E.     Partial Month. In the event that the term of this Lease commences on a date other than the first day of a calendar month, on the date of commencement of the term hereof Tenant shall pay to Landlord, as rent for the period from such date of commencement to the first day of the next succeeding calendar month, that proportion of the monthly rent hereof which the number of days beyond such date of commencement and the first day of the next succeeding calendar month bears to thirty (30). In the event that the term of this Lease, for any reason, ends on a date other than the last day of a calendar month, on the first day of the last calendar month of the term hereof, Tenant shall pay to Landlord, as rent for the period from said first day of the last calendar month to and including the last calendar day of the term hereof, that proportion of the monthly rent hereof which the number of days beyond said first day of said last calendar month and the last day of the term hereof bears to thirty (30).

    F.     Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent and Additional Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Rent or Additional Rent or other sum due from Tenant shall not be received by Landlord or its designee by the fifth (5th) of each month, Tenant shall pay to Landlord a late charge equal to Twenty-Five Dollars ($25.00) in addition to such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The Parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. If any rent remains delinquent for a period in excess of thirty (30) days, then in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Paragraph 46 following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then the Base Rent and Additional Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

    G.     Payment of Rent and Additional Rent. All Base Rent and Additional Rent hereunder shall be paid to Landlord, without deduction or offset, in lawful money of the United States of America, to the Landlord at 35 East Washington Street, Petaluma, California 94952 or to such other person or to such other place as Landlord may, from time to time, designate in writing.

    4.   USE. Tenant shall use the Premises for the purpose set forth in Subparagraph J of the Fundamental Lease Provisions above and no other purpose and Tenant shall not use or occupy the Premises in violation of law or of the certificate of occupancy issued for the Premises and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises which is to be a violation of the use authorized above, law or of said certificate of occupancy. Tenant shall comply at its sole expense with any statute, rule, regulation, order or direction of any governmental authority having jurisdiction, which shall by reason of the nature of Tenant’s use or occupancy of the Premises impose any duty upon Tenant or Landlord with respect to the Premises, or with respect to the use of occupation thereof. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Premises and/or property located therein. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Paragraph. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

    5.   VEHICLE PARKING. Tenant shall be entitled to use the number of Unreserved Parking Spaces specified in Subparagraph K of the Fundamental Lease Provisions on those portion of the common areas designated by Landlord as shown in Exhibit “B”. Tenant shall not use more parking spaces than said number. Said parking spaces shall be used for parking by vehicles no larger that full-size passenger automobiles, Sports Utility Vehicles (SUVs) or pick-up trucks, herein called “Permitted Size Vehicles.” Landlord may regulate the loading and unloading of vehicles by adopting further rules and regulations. No vehicles other than Permitted Size Vehicles may be parked in the common area without the prior written permission of Landlord.

A.     Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employee’s, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

B.      Tenant shall not service or store any vehicles in the common area

C.      If Tenant permits or allows any of the prohibited activities described in this Paragraph 5, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

    6.   NOTICES. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery or by mail, and if given by mail shall be deemed sufficiently given when sent by registered or certified mail addressed to Tenant at the Premises, or to Landlord at the address of Landlord set forth in Paragraph 3I above. Either party may by written notice to the other specify a different address for notice purposes except that the Landlord may in any event use the Premises as Tenant’s address for notice purposes.

    7.   BROKERS. Tenant represents that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, other than those individuals or entities identified in Subparagraph M of the Fundamental Lease Provisions above, and that Tenant knows of no other real estate broker or agent who is, or might be, entitled to a commission in connection with this Lease.

    8.   HOLDING OVER. If Tenant holds over after the expiration or earlier termination of the term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at two hundred percent (150%) of the Base Rent in effect upon the date of such expiration plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. Tenant shall indemnify, defend, and hold Landlord harmless from all loss or liability (including, without limitation, any loss or liability resulted from any claim against Landlord made by any succeeding tenant) resulting from Tenant’s failure to timely surrender the Premises to Landlord and losses to Landlord due to lost opportunities to lease the Premises to succeeding tenants. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a holdover hereunder or result in a renewal. The foregoing provisions of this paragraph are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law.

    9.   CONDITIONS OF PREMISES.

    A.      Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to suitability for the conduct of Tenant’s business except as expressly set forth in this Lease. The taking of possession of the Premises without written notification of defect by Tenant shall conclusively establish that the Tenant’s Premises were at such time in satisfactory condition, substantially complete in accordance with this Lease and in good sanitary order, condition and repair. It is understood and agreed that no provision of the Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed herein to be performed by Landlord. Tenant agrees that any modifications to the roof membrane shall be performed by Landlord’s contractor at Tenant’s expense.

    B.      Landlord shall contribute an amount not to exceed $20.00/sf or $56,180 (“Tenant Improvement Allowance”) to be applied toward the costs incurred by Tenant for interior improvements to the Premises after the Commencement Date. Tenant may use the Tenant Improvement Allowance as reimbursement for costs of design professionals, material, labor, general contractor charges, and the like. The Tenant Improvement Allowance shall not be used for the costs of furniture, equipment, or other personal property. Landlord shall pay the Tenant Improvement Allowance to Tenant, within thirty (30) days after the Rent Commencement Date and receipt of (a) invoices, (b) notice of completion for such work, (c) lien releases for all contractors, subcontractors, materials suppliers and others entitled to claim liens, and (d) such other documentation as Landlord may reasonably require under the circumstances. Tenant shall deliver reproducible as-built Plans to Landlord at the conclusion of the work. Any portion of the Tenant Improvement Allowance which has not been requested by Tenant on or prior to December 31, 2005, shall be forfeited, and Landlord shall retain any such unused portion of the Tenant Improvement Allowance.

    C.      Tenant acknowledges that the Building, as a federally funded and/or assisted contract, is subject to the Davis-Bacon and Related Acts. Tenant understands and agrees that all work performed by contractors and subcontractors at the Premises must comply with the Act, which requires that all contractors and subcontractors performing on federal contracts (and contractors or subcontractors performing on federally assisted contracts under the related Acts) in excess of $2,000 pay their laborers and mechanics not less than the prevailing wage rates and fringe benefits (as determined by the Secretary of Labor) for corresponding classes of laborers and mechanics employed on similar projects in the area. Tenant further agrees to ensure that all covered contracts it enters into for work at or in the Premises will comply with Davis-Bacon and Related Acts.

    D.      HVAC, sewer and other system are to be in good condition and working order as of the Commencement Date

    10.   ALTERATIONS. Tenant shall make no alterations, additions or improvements in excess of $5,000 in or to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and then only by contractors or materialmen approved by Landlord. Tenant agrees that there shall be no construction or partitions or other obstructions which might interfere with Landlord’s free access to mechanical installations or service facilities of the Premises or interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations or facilities. Except for emergency situations, all work which is the responsibility of the Landlord, and to be performed at its direction, shall be done at such times and in such manner as Landlord may from time to time designate in a manner to avoid interference with Tenant’s business. Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction. Before commencing any work, Tenant shall give Landlord at least five (5) days’ written notice of the proposed commencement of such work and shall, if required by Landlord, secure at Tenant’s own cost and expense a completion and lien indemnity bond for such work in excess of $ 10,000.00, satisfactory to Landlord, for such work. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, will be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof, at the cost and expense of Tenant. All alterations, fixture decorations, additions or improvements upon the Premises made by either party, including (without limiting the generality of the foregoing) all wall coverings, built-in cabinet work, paneling and the like, shall, unless Landlord elects otherwise, become the property of Landlord and shall remain upon, and be surrendered with, the Premises, as a part thereof, at the end of the term hereof, except that Landlord may, by written notice to Tenant, require Tenant to remove all partitions, counters, railings and the like installed by Tenant, and Tenant shall repair or, at Landlord’s option, shall pay to the Landlord all costs arising from such removal.

    All personal property, office machinery and equipment, furniture and moveable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the lease term when Tenant is not in default hereunder. If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof, and Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such effects for any length of time, not to exceed 6 months, that the same shall be in Landlord’s possession; or Landlord may, at its option, without notice, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expenses incident to the removal and sale of said effects.

    11.   REPAIRS. Subject to Section 12, tenant shall, at Tenant’s sole cost and expense, keep the Premises and every part thereof in a high standard of maintenance and repair and in good and sanitary condition and repair, ordinary wear and tear and damage from causes beyond the reasonable control of Tenant excepted. Tenant shall, upon the expiration or sooner termination of the term hereof, surrender the Premises to Landlord in the same condition as when received and in broom clean condition with ordinary wear and tear excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof and the parties hereto affirm that Landlord has made no representations to Tenant respecting the conditions of the Premises except as specifically herein set forth.

    Tenant hereby waives all rights under, and benefits of Subsection 1 of Sections 1932, 1941 and 1942 of the California Civil Code and under any similar law, statute or ordinance now or hereafter in effect concerning Landlord’s obligation of tenantability or Tenant’s right to make repairs and deduct the cost of such repairs from rent.

    12.   MAINTENANCE BY LANDLORD. Landlord shall maintain in good condition and repair and subject to reimbursement by Tenant: a) the structural portions of the Building in which the Premises are located, including the foundation, subflooring, walls, roof, and utilities outside the exterior of the Building or in the building foundation; b) the roof membrane and exterior wall surfaces; c) all Common Areas of the Building and the Building, including all parking areas, walkways, landscaping, and service areas. Tenant shall promptly notify Landlord in writing of any items which Tenant is aware require maintenance. Landlord shall not be liable for any failure to make repairs or perform any maintenance unless such failure shall continue for an unreasonable time after written notice of need for repairs is given Landlord. Tenant waives the provisions of Sections 1941 and 1942 and Section 1932 (1) of the California Civil Code.

    13.   ENTRY BY LANDLORD. Landlord reserves and shall at any and all times have the right to enter the Premises at reasonable business times upon giving twenty-four (24) hours written or oral notice to Tenant, if Tenant is not otherwise in default hereunder; to inspect the same, to submit said Premises to prospective purchasers or tenants, to post notices of non-responsibility, to alter, improve or repair the Premises, except in the event of an emergency for which notice will not be required, all without being deemed guilty of an eviction of Tenant and without abatement of rent, and may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of the Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, or any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby absent the gross negligence of the Landlord.

    14.   INDEMNIFICATIONS. Tenant and Landlord each agree to indemnify and hold harmless the other against and from any and all causes and claims including, but not limited to, those arising from each other’s use of the Premises or the conduct of their respective business or from any activity, work done, permitted or suffered by Landlord or Tenant in and about the Premises, common areas, and Building; from each other’s negligence, and shall further indemnify and hold harmless each other against and from any and all claims arising from any breach or default in the performance of any obligation of the other’s part to be performed under the terms of this Lease, or arising from any act, neglect, fault or omission of each other, or any of their agents or employees, and from and against all costs, attorney’s fees, expenses and liabilities incurred in or about such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord or Tenant by reason of any such claim, Tenant or Landlord, upon notice to the other, shall defend the same at their expense by counsel reasonably satisfactory to the defended entity. Landlord and Tenant, as a material part of the consideration of this Lease Agreement, hereby assumes all risk of damage to property or injury to person in, upon or about the Premises from any cause whatsoever except that is caused by the active or gross negligence, conduct or failure of the other party to observe of the terms and conditions of this Lease. Landlord and Tenant shall indemnify and hold harmless the other against and from any and all causes and claims arising from their neglect, willful misconduct or intentional failure of Tenant or Landlord to observe any of the terms or conditions of this Lease.

    15.   DAMAGE TO TENANT’S PROPERTY. Notwithstanding the provisions of this Paragraph to the contrary, neither Landlord nor its agents or employees shall be liable for any damage to Tenant’s property, nor for loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or adjoining buildings or from the pipes, appliances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, unless the same is caused by the active negligent or willful misconduct of the Landlord. Landlord or its agents shall not be liable for interference with the light or other intangible properties, nor shall Landlord be liable for any latent defect in the Premises or in the adjoining properties for the initial twenty-four (24) months of the term of this Lease Agreement. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or of defects therein or in the fixtures or equipment.

    16.   INSURANCE SUBROGATION. The parties release each other, and their partners, agents, or employees from any claims for damage to any person or to the Premises and to the fixtures, personal property, Tenant’s improvements, and alterations of either Landlord or Tenant in or on the Premises that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage or which would be covered by any insurance required to be maintained by this Lease. Each party shall use their reasonable efforts to cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy.

    17.   TENANT INSURANCE.

    A.     Liability. Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease, a policy of Commercial General Liability insurance written on an occurrence form insuring Landlord, Landlord’s lender, and Tenant against any liability arising out of the ownership, use, occupancy, maintenance, repair or improvement of the Premises and as appurtenant thereto. Such insurance shall provide a minimum of $2,000,000.00 combined single limit for bodily injury and property damage. The minimum limits of this liability policy shall be subject to increase at any time, and from time to time, after the second (2nd) full Lease Year if the Landlord shall deem such increased coverage necessary for adequate protection. The limits of said insurance shall not, however, limit the liability of the Tenant hereunder, and Tenant is responsible for ensuring that the amount of liability insurance carried by Tenant is sufficient for Tenant’s purposes. Tenant may carry said insurance under a blanket policy so long as a “per location” liability aggregate limit is maintained, reasonably satisfactory to Landlord. If Tenant shall fail to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant. Insurance required hereunder shall be in companies rated “A-10” or better in “Best’s Insurance Guide.” Tenant shall deliver to Landlord prior to occupancy of the Premises copies of policies of liability insurance required herein and certificates evidencing the existence and amounts of such insurance which name Landlord and Landlord’s lender as additional insured with evidence satisfactory to Landlord of payment of premiums. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days’ prior written notice to Landlord. Tenant acknowledges and agrees that insurance coverage carried by Landlord will not cover Tenant’s property within the Premises or the Building and that Tenant shall be responsible, at Tenant’s sole cost and expense, for providing insurance coverage for Tenant’s movable equipment, furnishing, trade fixtures and other personal property in or upon the Premises or the Building, and for any alterations, additions or improvements to or of the Premises or any part thereof made by Tenant, in the event of damage or loss thereto from any cause whatsoever.

    B.     Landlord’s Insurance. Landlord shall provide and have the duty to maintain all of the necessary insurance coverage as specified and required in Paragraph 3(D)(ii) of this Lease.

    C.     Tenant’s Personal Property Insurance and Worker’s Compensation Insurance. Tenant shall maintain a policy or policies of fire and property damage insurance in “all risk” form with a sprinkler leakage endorsement insuring the personal property, inventory, trade fixtures, and leasehold improvements within the Premises for the full replacement value thereof. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured.

    Tenant shall also maintain a policy or policies of worker’s compensation insurance and any other employee benefit insurance sufficient to comply with all laws to cover all persons employed in connection with any finish work, repair, alterations and all employees and/or agents of Tenant.

    18.   DAMAGE OR DESTRUCTION.

    A.      Subject to the provisions contained in this Paragraph and if at any time during the term of this Lease there is damage or destruction caused by an insured casualty and:

      i.    In the event of the destruction of twenty-five percent (25%) or more of the full insurable value of the Premises, Landlord shall at its option, within a period of sixty (60) days thereafter, commence repair, reconstruction and restoration of said Building and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect, or within said sixty (60) day period elect not to so repair, reconstruct or restore said Premises in which event this Lease shall terminate. In either event, Landlord shall give the Tenant written notice of its intention within said sixty (60) day period. In the event Landlord elects not to restore said Premises, this Lease shall be deemed to have terminated as of the date of Landlord’s notice of termination. If repair or restoration of the Premises will require more than six (6) months to complete after the date of such damage or destruction, Tenant may also elect to terminate this Lease by giving written notice to Landlord within fifteen (15) days after receipt of Landlord’s notice of the estimated time for repair and restoration work to be completed. In the event Landlord elects not to restore said Premises, this Lease shall be deemed to have terminated as of the date of such notice.

      ii.    In the event of a partial destruction of the Premises to an extent not exceeding twenty-five percent (25%) of the full insurable value thereof and if the damage thereto is such that the Premises may be repaired, reconstructed or restored within a period of sixty (60) days from the date of the happening of such casualty, Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and the Lease shall continue in full force and effect. Under any of these conditions, the

    Landlord shall give written notice to the Tenant of its intention within said ninety (90) day period.

    B.      Upon any termination of this Lease under any of the provisions of Paragraph 18, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to the Landlord except for items which have therefore accrued and are then unpaid. Tenant shall be entitled to seek from Landlord the value of its Tenant’s improvements at the time of such damage or destruction.

    C.      In the event of repair, reconstruction and restoration as herein provided, the rental provided to be paid under this Lease shall be abated proportionally in the ratio which the Tenant’s use of said Premises is impaired during the period of such repair, reconstruction or restoration. Absent Landlord’s gross negligence or willful misconduct, the Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of said Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

    D.      Tenant shall not be released from any of its obligations under this Lease except as expressly stated in this Paragraph. Notwithstanding anything to the contrary contained in this Paragraph, should Landlord be delayed or prevented from repairing or restoring said damaged Premises within six (6) months after the occurrence of such damage or destruction by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or other causes beyond the reasonable control of Landlord, the Landlord shall be relieved of its obligation to make such repairs or restoration and Tenant shall be released from its obligations under this Lease as of the end of said six (6) month period.

    E.      It is hereby understood that if Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of said Premises which were originally provided at Landlord’s expense; and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant.

    F.      Notwithstanding anything to the contrary contained in this Paragraph, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Paragraph occurs during the last twelve (12) months of the term of this Lease or any extension thereof.

    G.      The provisions of Section 1932 (2), and Section 1933 (4), of the California Civil Code are hereby waived by Tenant.

    19.   EMINENT DOMAIN. In case the whole of the Premises, or such part thereof as shall substantially interfere with the Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority, by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, or the Premises are subject to a temporary taking which shall exceed twelve (12) months, the Tenant or the Landlord, may, at its option, terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shall not, because of such taking, assert any claim against the Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or any interest of Tenant, except for the value of Tenant’s unpaid and unamortized leasehold improvements or current market value, whichever is less. In the event the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant’s business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, and Landlord at its option may terminate this Lease. If Landlord does not so elect, Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which said restoration is being made and to the part of the Premises of which Tenant shall be so deprived on account of such taking and restoration. Nothing contained in this Paragraph shall be deemed to give Landlord any interest in any specific award made to Tenant for the taking of personal property and removable trade fixtures belonging to Tenant. If the Premises are subject to a temporary taking of twelve (12) months or less, Tenant shall be entitled to any award for such temporary taking and there shall be no abatement or diminution of Base Rent or Additional Rent due under this Lease.

    20.   DEFAULTS AND REMEDIES.

    A.      The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

      i.    The abandonment of the Premises or cessation of business by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) days or cessation of business or failure to operate as required under Paragraph 3(B) for three (3) days or longer, except resulting from majeure or regulatory orders

      ii.    The failure by Tenant to make any payment of Rent or Additional Rent required to be made by Tenant hereunder, within five (5) days after written notice thereof from Landlord to Tenant. Such notice is in lieu of and not in addition to any notice requirements of California Code of Civil Procedure Section 1161;

      iii.    The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in (i) or (ii) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, but in any event such cure shall be completed within one hundred eighty (180) days.

      iv.    (1) The making by Tenant of any general assignment for the benefit of creditors; (2) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (3) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

    B.      In the event of such default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

      i.    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

      ii.    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

      iii.    The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss Tenant proves could reasonably be avoided; plus

      iv.    Any other amount necessary to compensate the Landlord for all the detriment approximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

    As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the prevailing discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus five (5%) percent, but in no event greater than the maximum amount permitted under California law. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

    C.      In the event of Tenant’s default, Landlord shall also have the right to maintain Tenant’s right to possession of the Premises, whether or not Tenant has abandoned the Premises, and Landlord shall be entitled to enforce all Tenant’s obligations and recover rent (Base Rent and all Additional Rent) as it becomes due.

    D.      In the event of any such default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises, subject to acceptable federal and state banking regulations; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this subparagraph shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

    E.      If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, without notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest as provided below within ten (10) days of Landlord’s written notice for such payment.

    In the event Landlord fails or refuses to perform any of the provisions, covenants or conditions of this Lease on Landlord’s part to be kept or performed, Tenant, prior to exercising any other right or remedy Tenant may have against Landlord on account of any such default, shall provide fifteen (15) days written notice to Landlord of such default, specifying in reasonable detail the alleged nature of the default and specifically referencing each paragraph and subparagraph which Tenant believes to be in default. Notwithstanding any other provision hereof, Tenant agrees that if said default is of such a nature that the same can be rectified or cured by Landlord but cannot with reasonable diligence be rectified or cured within said fifteen (15) day period, then such default shall be deemed to be rectified or cured if Landlord within said fifteen (15) day period shall have diligently commenced the rectification or curing thereof and shall diligently continue thereafter to cause such rectification or curing to proceed to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit.

    Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof, unless such failure continues beyond a commercially reasonable period of time and is due, in part, to the misfeasance or malfeasance of Landlord. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom, unless such breakdown continues beyond a commercially reasonable period of time to repair or replace and such is due, in part, to the misfeasance or malfeasance of Landlord. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing, unless such loss or injury is due to Landlord’s intentional misconduct or gross negligence.

    In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord, the sole and exclusive remedy against Landlord shall be satisfied only out of the rents and revenues of the Building and that no real or personal property of Landlord or Landlord’s managers, members or agents be subject to levy on any judgment obtained against Landlord.

    Notwithstanding any provisions to the contrary, the parties agree that if Tenant shall have defaulted in the performance of (but not necessarily the same) term or condition of this Lease for three or more times during any 12-month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant’s timely performance under the Lease.

    21.   ASSIGNMENT AND SUBLETTING.

    A.     Consent by Landlord. Except as specifically provided in this paragraph 21, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord, which consent shall not unreasonably be withheld. In the event Tenant desires to assign this Lease or any interest herein including, without limitation, a pledge, mortgage or other hypothecation, or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years, (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (v) separate consideration for transfer of the leasehold interest, and (vi) a current financial statement of Tenant. Landlord may condition its approval of any Transfer to a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a thirty (30) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice, or refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 30-day period, Landlord shall be deemed to have elected option (iii) above. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease was to commence, and from such date forward, Base Monthly Rent and Tenant’s Allocable Share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises. In the event Landlord elects option (ii) above, Landlord’s written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) the amount of the aggregate rent to be paid by the proposed subtenant shall be the then current fair market value; (v) Tenant reimburses Landlord on demand for any costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent; and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

    B.     Assignment or Subletting Consideration. Any Rent or other economic consideration realized by Tenant under any sublease and assignment (other than consideration specifically for the good will, furniture or other property of Tenant and/or covenant not to compete in conjunction with the sale of Tenant’s business) in excess of the rent payable hereunder and reasonable subletting and assignment costs, shall be divided and paid sixty-seven percent (67%) to Landlord and thirty-three percent (33%) to Tenant. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for Additional Rent hereunder. The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of bonus rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

    C.     No Release. Any assignment or sublease shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any Guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease except for any such persons employed or acting as agent for Landlord. Notwithstanding the foregoing, subject to Landlord’s approval, which shall be within Landlord’s sole discretion, if the assignee of Tenant possess financial capacity equal to or greater than Tenant, and if assignee possesses business experience equal to or greater than Tenant, Tenant shall be relieved from any further liability under this Lease Agreement.

    D.     Reorganization of Tenant. If Tenant is a corporation, the following shall be deemed an assignment of Tenant’s interest in this Lease governed by the provisions of this Paragraph 21: (i) any dissolution, merger, consolidation, or other reorganization of or affecting Tenant or (ii) the sale or transfer to one person or entity (or to any group of related persons or entities) stock possessing more than 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors.

    E.     Permitted Transfers. Notwithstanding anything contained in this Paragraph 21, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to this paragraph. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which

Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time as such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a person or entity which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring person or entity has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

    F.     Effect of Default. In the event of Tenant’s default, Tenant hereby assigns all Rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant’s Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described above. A Lease termination due to Tenant’s default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord’s election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant’s Agents.

    G.     Conveyance by Landlord. As used in this Lease, the term “Landlord” is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder from the date of transfer. Such transferor shall transfer and deliver Tenant’s security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any future liability in reference thereto.

    H.     Successors and Assigns. Subject to the provisions in this Paragraph 21, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto; and all parties hereto shall be jointly and severally liable hereunder.

    22.   QUIET ENJOYMENT. So long as Tenant shall perform each and every term, condition and covenant to be performed by Tenant hereunder, Tenant shall have the absolute peaceful quiet use and possession of the Premises without interference or hindrance on the part of Landlord until the termination of this Lease and the end of the Lease term herein, including any option period, and Landlord shall warrant and defend Tenant in such peaceful and quiet use and possession under Landlord. Tenant’s rights under this Lease shall be provided by Landlord to any lender, ground lessor or any other individual or entity claiming a security interest on the Premises now or hereafter placed relating to the Building or any part or parts thereof by the Landlord as an affirmative obligation of Landlord.

    23.   SUBORDINATION. This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord’s written request and delivery to Tenant of a nondisturbance agreement executed by lender, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

    24.   ESTOPPEL CERTIFICATE. Tenant shall, at any time and from time to time upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, and (ii) acknowledge that there is not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults, if any, that are claimed, and (iii) certifying such other items as the lender or purchaser may reasonably request. Any such statement may be relied upon by a prospective purchaser or lender of all or any portion of the real property of which the Premises are a part.

    Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one month’s rental has been paid in advance. Tenant agrees to provide, within five (5) days of Landlord’s written request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s sole use in financing the Premises or Landlord’s interest therein. In the event Tenant has not prepared audited financial statements, Landlord shall accept reviewed or compilation financial statements. It is specifically understood and agreed by Landlord that it shall undertake all steps necessary to maintain the confidentiality of Tenant’s financial statements.

    25.   CHOICE OF LAW AND VENUE. This Lease shall be governed by and construed pursuant to the laws of the State of California and the parties agree that venue shall be in Contra Costa County.

    26.   SUCCESSORS AND ASSIGNS. This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

    27.   SURRENDER OF LEASE. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not automatically effect a merger of the Lease with Landlord’s ownership of the Premises. Instead, at the option of Landlord, Tenant’s surrender may terminate all or any existing subleases or subtenancies or may operate as an assignment to Landlord of any or all such subleases or subtenancies, thereby creating a direct Landlord-tenant relationship between Landlord and any subtenants.

    28.   ATTORNEYS’ FEES. In the event that either party should bring suit or commence arbitration under this Lease or because of the breach of any provision of this Lease, then all costs and expenses, including reasonable attorneys’ fees and expert fees, incurred by the prevailing party relating to such legal action shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

    29.   PERFORMANCE BY TENANT. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for thirty (30) days after notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make any such payment or perform any other such action on Tenant’s part to be made or performed as in this Lease provided. Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at an annual rate of five percent (5%) per annum plus the annual percentage rate established by the Federal Reserve Bank of San Francisco on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act prevailing on the 25th day of the month preceding either the (1) date on which this Lease is executed; or (2) the date the amount became due, whichever is less (but not more than the maximum rate permissible by law), until paid, unless otherwise specifically provided herein, but the payment of such interest shall not exercise or cure any default by Tenant under this Lease.

    30.   DEFINITION OF LANDLORD. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Premises, and in the event of any transfer, assignment or other conveyance of any such title, the Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability in respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and, without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of the Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

    31.   `WAIVER. The waiver by either party of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained nor shall any custom or practice which may arise between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of Landlord to insist upon the performance by Tenant in strict accordance with said terms. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

    32.   NON-DISCRIMINATION COVENANT. The lessee herein covenants, by and for the lessee and lessee’s heirs, personal representatives and assigns and all persons claiming under the lessee or through the lessee, that this lease is made subject to the condition that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color creed, religion, sex, sexual orientation, marital status, national origin, ancestry or disability in the leasing, subleasing transferring, use, occupancy, tenure or enjoyment of the land herein leased nor shall the lessee or any person claiming under or through the lessee establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants, or vendees in the land herein leased.

    33.   TERMS AND HEADINGS. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. If there be more than one Tenant the obligations hereunder imposed upon Tenant shall be joint and several. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof.

    34.   EXAMINATION OF LEASE/NO PRESUMPTIONS AGAINST DRAFTER. Tenant understands, agrees and acknowledges that this Lease has been freely negotiated by both parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

    35.   TIME. Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

    36.   ENTIRE AGREEMENT. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. Tenant does not rely on the fact, nor does Landlord represent, that there will be any particular number of tenants or any specific tenancy or occupant(s) of space in the Building. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

    37.   SEVERABILITY. Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

    38.   RECORDING. Neither Landlord nor Tenant shall record this Lease or a short form memorandum thereof without the consent of the other.

    39.   EXHIBITS. All Exhibits that are referred to in this Lease and attached hereto are incorporated herein by this reference and made a part of the Lease.

    40.   FORCE MAJEURE. This Lease and the obligations of Landlord and Tenant hereunder, except for the payment of Rent and Additional Rent, shall be extended by a period of time equal to the length of time that the party is delayed by reason of strikes, or other causes beyond the actual control of Landlord or Tenant.

    41.   SIGNS. No sign, placard, picture, advertisement, name or notice (collectively, “sign”) shall be inscribed, displayed or printed or affixed on or to any part of the outside of the Premises or to any exterior windows of the Premises without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, without notice to and at the expense of Tenant. The parties to this Lease agree that Tenant shall be permitted to place on the Building and Premises Tenant’s exterior and interior signing as described in Exhibit “C”. Landlord and Tenant further agree that Landlord shall approve Tenant’s proposed signage prior to or contemporaneously with the execution of this Lease Agreement. If Tenant is allowed to print or affix or in any way place a sign in, on, or about the Premises, such sign shall comply with Landlord’s sign control regulations, if any. In the event Landlord does not currently have sign control regulations, Landlord has the express right to institute such regulations, however, any sign previously approved by Landlord and displayed by Tenant at the time the regulations are instituted will be deemed to comply with those regulations at the time they are enacted. Upon expiration or other sooner termination of this Lease, Tenant at Tenant’s sole cost and expense shall both remove such sign and repair all damage in such a manner as to restore all aspects of the appearance of the Premises to the condition prior to the placement of said sign.

    All approved signs or lettering on outside doors shall be printed, painted, affixed or inscribed at the expense of Tenant, and subject to reasonable approval by Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises as determined in the sole discretion of the Landlord.

    42.   AUTHORITY. If Tenant is a corporation, then Tenant represents and warranties that it is duly formed and in good standing, and that the Party executing this Lease is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. Within thirty (30) days of the execution of this Lease, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

    43.   HAZARDOUS MATERIALS.

    A.     Tenant’s Responsibility. Without the prior written consent of Landlord, Tenant shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency’s lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time (“Hazardous Materials”). In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment, In the event Landlord consents to Tenant’s use of Hazardous Materials on the Premises, Tenant represents and warrants that it will do the following; (i) adhere to all reporting and inspection requirements imposed by federal, state, county or municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; and (iv) surrender the Premises free from any Hazardous Materials arising from Tenant’s bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

    B.     Tenant’s Indemnity Regarding Hazardous Materials. Tenant shall, at its sole cost, comply with all laws pertaining to, and shall indemnify and hold Landlord harmless from, any claims, liabilities, costs or expenses incurred or suffered by Landlord arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant, or a third party under Tenant’s control or direction, through the surface soils of the Premises during the Lease Term. Tenant’s indemnification and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1980 (“RCRA”) or any other federal, state, county or municipal law, ordinance or regulation; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; and (iii) all costs of defending such claims.

    C.     Actual Release by Tenant. Tenant agrees to notify Landlord of any lawsuits or others which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations ordinances or others, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant, its agents and employees within the Premises).

    In the event of any release on or into the Premises or into the soil or ground water under the Premises of any Hazardous Materials used, treated, stored or disposed of by Tenant, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, sate or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials, Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under of this Lease to indemnify and hold Landlord harmless from any claims, liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.

    In the absence of an order of any federal, state or local government or quasi-government agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Paragraph concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by dispute resolution as set forth below.

    D.     Environmental Monitoring. At Landlord’s request, Tenant shall provide Landlord a Materials Safety Data Sheet (MSDS) listing any and all materials kept by Tenant in the Premises which may be of a hazardous nature. In addition, Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this paragraph. If Landlord discovers that Tenant is not in compliance with the terms of this paragraph, any such costs incurred by Landlord, including attorneys’ and consultants’ fees, shall be due and payable by Tenant to Landlord within five (5) days following Landlord’s written demand therefore.

    44.   DISPUTE RESOLUTION. Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree to and shall mediate any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, except for any claim by Landlord for unlawful detainer, or any action within the jurisdiction of the small claims court. The mediation shall be held prior to any court action. The mediation shall be confidential and in accordance with California Evidence Code Section 1152.5. In the event the parties are not able to agree on a mediator within thirty days JAMS or another judicial and mediation service mutually acceptable to the parties shall appoint a mediator. In the event the mediator determines that a second mediation session is necessary, it shall be conducted in accordance with this paragraph. Should the prevailing party attempt a court action before attempting to mediate, THE PREVAILING PARTY SHALL NOT BE ENTITLED TO ATTORNEYS FEES THAT MIGHT OTHERWISE BE AVAILABLE TO THEM IN A COURT ACTION, AND IN ADDITION THERETO, THE PARTY WHO IS DETERMINED BY THE COURT TO HAVE RESISTED MEDIATION SHALL BE SANCTIONED BY THE MEDIATOR OR JUDGE. Except for any claim by Landlord for unlawful detainer or any claim within the Jurisdiction of the small claims court (which for such claims the parties agree shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a mediation dispute resolution process administered by JAMS or another mediation service mutually acceptable to the parties involving first mediation, followed, if necessary, by court action. The Parties hereto expressly agree that in the event mediation is unsuccessful and a court action is filed, discovery shall be limited to that permitted under California Code of Civil Procedure Section 94 and 95 or succeeding statutes. The venue for any such mediations or court action shall be in Sonoma County.

    45.   WAIVER OF RIGHT TO TRIAL BY JURY. With respect to any matter not included in the dispute resolution process given above, each party to this agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action either arising under this agreement or any other instrument, document or agreement executed or delivered in connection therewith or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this agreement or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents mat any such claim, demand, action or cause of action shall be decided by court trial without a jury.

    46.   INTEREST. All Rent, Additional Rent and all other charges due from Tenant to Landlord, if not paid when due or upon expiration of any applicable grace period, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in Ml (“Agreed Interest Rate”). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord.

    47.   MODIFICATIONS REQUIRED BY LENDER. If any Lender of Landlord of the Real Property Requires a modification of this Lease that will not increase Tenant’s cost or expense or adversely change Tenant’s rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within fourteen (14) days after the request.

    48.   OPTION TO EXTEND THE LEASE TERM. Landlord grants to Tenant the option to extend the Lease term for one (1) additional ten (10) year term.

    A.     Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Paragraph, an option (the “Option”) to extend the Lease Term for up to one additional ten (10) year term (the “Option Term”). The Option Term shall be for the period set forth in Subparagraph N of the Fundamental Lease Provisions above and shall be exercised, if at all, by written notice to Landlord not more than twelve (12) months or less than nine (9) months prior to the Expiration Date. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease except this Paragraph shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that Base Rent for the Premises payable by Tenant during the first twelve months of the Option Term shall be the greater of either three percent over the Base Rent applicable to the period immediately prior to the commencement of the Option Term, or the Fair Market Rental as hereinafter defined; and the rent payable during the second twelve months of the Option Term shall be increased by three percent (3%) over the Base Rent at the beginning of the twelfth month in the Option Term. Base Rent shall be adjusted annually thereafter by three percent (3%) on each anniversary of the Option Term. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Options upon notice to Tenant, in which event the expiration date of this Lease shall be and remain the Expiration Date. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the locality of the Premises. Fair Market Rental shall further take into account that Tenant is in occupancy and making functional use of the Premises in its then existing condition.

    B.     Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fan- Market Rental for the Option Term and elects to resolve the disagreement as provided below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be the basis for determining the Base Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided below and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to the provisions set forth below is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined within thirty (30) days after said determination. If the Fair Market Rental as finally determined is less than Landlord’s deterrnination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined shall be credited against the next installments of Base Rent due from

Tenant to Landlord hereunder.

    C.     Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding the Fair-Market Rental shall be resolved as follows:

      i.    Within thirty (30) days after Tenant’s response to landlord’s notice setting for the Fair-Market Rental, Landlord and Tenant shall meet at least two (2) times, in good faith, at a mutually agreeable time and place, in an attempt to resolve the disagreement.

      ii.    If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

      iii.    If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

      iv.    All appraisers specified pursuant to this Paragraph shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising retail properties in the Petaluma trade area. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

      v.    All Options provided to Tenant in this Lease are personal and granted to the Tenant identified in Subparagraph B of the Fundamental Lease Provisions above and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole discretion.

49.   RECOURSE BY TENANT.

    In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

    A.      The sole and exclusive remedy against Landlord shall be satisfied only out of the current rents and revenues of the Building and that no real or personal property of Landlord or Landlord’s managers, members or agents be subject to levy on any judgment obtained against Landlord.

    B.      No manager or member of Landlord shall be sued or named as a party in any suit or action except l)as may be necessary to secure jurisdiction of the manager or membership or 2) for intentional acts of Landlord coupled with malice.

    C.      No service of process shall be made against any manager or member of Landlord except as may be necessary to secure jurisdiction of the manager or membership.

    D.      No manager or member of Landlord shall be required to answer or otherwise plead to any service of process; except as may be required under Paragraph B above.

    E.      No judgment will be taken against any manager or member of Landlord; except as may be permitted under Paragraph B above.

    F.      Any judgment taken against any manager or member of Landlord may be vacated and set aside at any time without hearing;

    G.      No writ of execution will ever be levied against the assets of any manager or member of Landlord; except to satisfy any judgment obtained under Paragraph B above.

    H.      These covenants and agreements are enforceable both by Landlord and also by any manager or member of Landlord.

    50.   OTHER CONDITIONS. If any of the conditions are not met by the deadline provided for each condition, Tenant may terminated this Lease with no further obligations on the part of either Tenant or Landlord, by providing written notice to Landlord no later than five (5) business days following the expiring deadline. If written notification is not received, condition is deemed waived by Tenant and the Lease remains in full force and effect.

    A.       Approval of the City of Petaluma for Tenant to operate a full-service bank and through-the-wall ATM at the Premises. Deadline for meeting this condition is December 31, 2004

    Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.

    IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written which shall constitute the Effective Date of the Lease.

TENANT	Circle Bank

Date: July 7, 2004	By:

Title:

LANDLORD	Downtown River Associate

Date: July 7, 2004	By:

Title: